EXHIBIT 10.1

Third Amendment to EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan

WHEREAS, EOG Resources, Inc. (the "Company") has heretofore adopted and maintains the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as amended by the First Amendment to EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan, dated effective as of September 4, 2008, and the Second Amendment to EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan, dated effective as of January 1, 2010, the "Plan"); and

WHEREAS, the Company desires to amend the Plan, and the Compensation Committee of the Board of Directors of the Company, pursuant to Section 15.1 of the Plan, has approved the proposed amendment to the Plan set forth below;

NOW, THEREFORE, Section 15.1 of the Plan is hereby amended and restated in its entirety to provide as follows:

15.1             Amendment, Modification, Suspension, and Termination.  Subject to Section 15.2, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, no amendment of the Plan shall be made without the approval of the Company's stockholders if such stockholder approval is required by applicable law or stock exchange rules and, except as provided in Section 4.5, without the prior approval of the Company's stockholders, the Committee shall not (a) directly or indirectly lower the Option Price of a previously granted Option, (b) cancel (1) an Option when the Option Price exceeds the Fair Market Value of the underlying shares of Stock or (2) a SAR when the grant price of the SAR exceeds the Fair Market Value of the shares of Stock in respect of which the SAR was granted, in either case in exchange for another Award (other than in connection with substitute Awards), cash or other property or (c) take any other action with respect to an Option that may be treated as a "repricing" under the rules and regulations of the New York Stock Exchange (or any other principal national securities exchange on which the Company is then listed).

AS AMENDED HEREBY, the Plan is specifically ratified and reaffirmed.

Dated effective as of September 26, 2012.

ATTEST:	EOG RESOURCES, INC.
By: /s/ Amos J. Oelking, III Name: Amos J. Oelking, III Title: Deputy Corporate Secretary	By: /s/ Patricia L. Edwards Name: Patricia L. Edwards Title: Vice President, Human Resources and Administration